SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 12)*


                          	Dominion Diamond Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                   Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    257287953
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                                 (CUSIP Number)


                                31 January 2015
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

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1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

                         (Continued on following pages)

                                Page 1 of 5 Pages

























CUSIP No. 257287953            Schedule 13G                 Page 2 of 5 Pages
          -----------        --------------

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         M&G Investment Management Limited (MAGIM)
         No I.R.S Identification Number
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF THE MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]
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3.       SEC USE ONLY
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4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom, England
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                     5.   SOLE VOTING POWER
NUMBER OF                 0
SHARES              ------------------------------------------------------------
BENEFICIALLY         6.   SHARED VOTING POWER
OWNED BY                  3,200,000

EACH                ------------------------------------------------------------
REPORTING            7.   SOLE DISPOTIVE POWER
PERSON                    0
WITH                ------------------------------------------------------------
                     8.   SHARED DISPOTIVE POWER
                          11,293,473
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         11,293,473
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10.      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                              [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         13.26%
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12.      TYPE OF REPORTING PERSON
         IA
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CUSIP No. 257287953          Schedule 13G                 Page 3 of 5 Pages
          -----------        --------------
Item 1(a).   Name of Issuer:

                  Dominion Diamond Corp.

Item 1(b).   Address of Issuer's Principal Executive Offices:

PO Box 4569, Station A, Toronto, ON MSW 4T9 Canada

Item 2(a).   Name of Person Filing:

              1.  M&G Investment Management Limited (MAGIM)

Item 2(b).   Address of Principal Business Office or, if None,
             Residence:

                  Governor's House, Laurence Pountney Hill, London, EC4R 0HH

Item 2(c).   Citizenship:

                  United Kingdom, England

Item 2(d).   Title of Class of Securities:

                  Common Stock

Item 2(e).   CUSIP Number:

                  257287953

Item 3.		Type of Person:
         MAGIM is an investment advisor in accordance with s.240.13d-1(b)(1)(ii)(E)

Some of the securities covered by this report are owned legally by Vanguard Inc., MAGIMs investment advisory client. MAGIM has sole investment power and no voting power in these securities.

All the securities covered by this report are legally owned by MAGIM's Investment advisory clients, and none are owned directly by MAGIM.

Item 4.      Ownership.
             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount Beneficially Owned: M&G, in its capacity as investment manager, may be deemed to beneficially owned: 11,293,473 shares

        (b)  Percent of Class: 13.26%

         M&G Investment Management Limited (MAGIM)
               (i)    sole power to vote or to direct the vote  0
                                                                ----------
               (ii)   shared power to vote or to direct the
                      vote                                      3,200,000
                                                                ----------
               (iii)  sole power to dispose or to direct the
                      disposition of                            0
                                                                ----------
               (iv)   shared power to dispose or to direct the
                      disposition of                            11,293,473
                                                                ----------


















CUSIP No. 257287953         Schedule 13G                 Page 4 of 5 Pages
          -----------        --------------

Item 5.      Ownership of Five Percent or Less of Class.
             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

             Not applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another
             Person.

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable.

Item 8.      Identification and Classification of Members of the Group.


             Not applicable.


Item 9.      Notice of Dissolution of Group.

             Not Applicable



















































CUSIP No. 257287953           Schedule 13G                 Page 5 of 5 Pages
          -----------         --------------


Item 10.     Certification.
             -------------

          (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. "

           SIGNATURE








           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         By:  --//Mark Thomas//--
         --------------------------------------
         Name:    Mark Thomas
         Title:   Head of Notifiable Reporting
         Date:    February 3, 2015